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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

Commission File No. 0-13493                              CUSIP No.  None

                           NOTIFICATION OF LATE FILING

                      [ ] Form 10-K and 10 KSB [ ] Form 11-K
               [ X ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                     For the Period Ended September 30, 2002

            Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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PART I.  Registration Information
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                    Twelve AMH Associates Limited Partnership
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                            (Full Name of Registrant)

7 Bulfinch Place, Suite 500, Boston, Massachusetts              02114
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   (Address of Principal Executive Office)                    (Zip Code)

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PART II. Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

X         (a)     The reasons described in reasonable detail in Part III
                  of this Form could not be eliminated without reasonable effort or expense;

          (b) The subject annual report will be filed on or before the fifth calendar day following the

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III. Narrative
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         The registrant has not received all necessary information to prepare the quarterly report prior to its due date. The registrant has requested such information from management of the entity in which it holds an interest and anticipates receiving such information in the near term.


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PART IV.  Other Information
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(1)      Name and telephone number of person in contact in regard to this notification:

         David J. Heymann                516                   681-3636
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             (Name)                  (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         YES  [  ]         NO [ X ]

Quarterly reports on Form 10QSB for the fiscal quarters ended September 30, 2001, March 31, 2002 and June 30, 2002 and Annual report on Form 10-KSB for the year ended December 31, 2001

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         YES [ ]  NO [ X ]

         Twelve AMH Associates Limited Partnership
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         (Name of registrant as specified in charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 15, 2002             Twelve AMH Associates Limited Partnership

                                     By:      Two Winthrop Properties, Inc.
                                              Managing General Partner


                                              By: /s/ Michael L. Ashner
                                                 ------------------------------
                                                   Michael L. Ashner
                                                   Chief Executive Officer